As filed with the Securities and Exchange Commission
                                 on June 6, 2002.

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                    UNDER THE

                             SECURITIES ACT OF 1933

                         VITAL HEALTH TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)

        MINNESOTA                                                41-1618186
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                       855 VILLAGE CENTER DRIVE SUITE 315
                           NORTH OAKS MINNESOTA 55127
                                 (651) 238-8636
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                STEPHEN MUSCANTO
                                    DIRECTOR
                         VITAL HEALTH TECHNOLOGIES, INC.
                       855 VILLAGE CENTER DRIVE SUITE 315
                           NORTH OAKS MINNESOTA 55127
                                 (651) 238-8636
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                           AMOUNT TO BE REGISTERED     PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED                                                  AGGREGATE OFFERING PRICE    REGISTRATION FEE
---------------------------                                                  ------------------------    ----------------
Common Stock, par value $.01 per share           1,532,474                   $781,562                    $71.90

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price of the common stock on the over- the-counter electronic bulletin board maintained by the National Association of Securities Dealers on June 6, 2002.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE   , 2002

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          VITAL HEALTH TECHNOLOGY, INC.

                        1,532,474 SHARES OF COMMON STOCK

Our selling stockholders are offering to sell 1,532,474 shares of our common stock.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is June     , 2002


Our Common Stock (also known as the "Securities")is traded on the OTC Electronic Bulletin Board ("OTC BB") under the symbol "VHLT."

                                TABLE OF CONTENTS

SUMMARY FINANCIAL DATA.                                            2

ABOUT OUR COMPANY                                                  3

RISK FACTORS.                                                      3

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS           15

USE OF PROCEEDS.                                                   15

MARKET PRICE OF OUR COMMON STOCK                                   15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION.         16

BUSINESS                                                           22

MANAGEMENT                                                         32

PRINCIPAL STOCKHOLDERS                                             36

DILUTION                                                           37

SELLING STOCKHOLDERS                                               39

PLAN OF DISTRIBUTION                                               41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                     42

DESCRIPTION OF SECURITIES.                                         42

MINNESOTA BUSINESS COMBINATION PROVISIONS                          45

INDEMNIFICATION OF DIRECTORS AND OFFICERS.                         45

WHERE YOU CAN FIND MORE INFORMATION.                               46

TRANSFER AGENT.                                                    47

LEGAL MATTERS                                                      47

EXPERTS.                                                           47

INDEX TO FINANCIAL STATEMENTS                                      f-1

About Our Company

We are a development stage company owning a technology called Variance Cardiography ("Variance Cardiography" or "Variance Cardiograph") for detecting heart disease. Heart disease is the number one killer among all diseases and is responsible for over one million deaths per year. Statistically, almost one in every two Americans will develop coronary artery disease and one in seven will die from sudden cardiac arrest. Further, it is estimated that 5 million Americans have a non-symptomatic form of heart disease known as "silent ischemia." Currently there does not exist an effective methodology to detect coronary artery disease that can be utilized on a wide scale basis. Management believes that the Variance Cardiograph may become that methodology by providing a state of the art tool to detect coronary artery disease.

We intend to license or sell the Variance Cardiography technology to another medical technology company with the resources required to effectively market, manufacture and distribute it to the United States and other foreign markets. We will also be seeking merger opportunities with existing operating companies, which will generate on-going revenues for us.

How We Are Organized

We were incorporated in the State of Minnesota on April 11, 1960 under the name of Cherne Test Ball, Inc. Starting in December of 1961 through May of 1992, we effectuated several name changes: Cherne Industrial, Inc.; Cherne Enterprises, Inc.; Cherne Medical, Inc.; and Vital Heart Systems, Inc. In 1984, we began research into the science of the electrophysiology of coronary artery disease. As a result, we began selling off our non- medical activities and focusing on providing effective technologies and resources to promote heart disease detection and prevention. In 1991, we obtained financing to begin the commercialization of a product that utilized electrophysiology to detect heart disease. However, due to numerous factors, we ceased a majority of our operations in November of 1993. On January 1, 1994, we reentered the development stage with limited operations, and in 1996 we ceased all operations. In 1998, we again revived. On September 26, 2000 we changed our name to Vital Health Technologies, Inc. and on December 1, 2000, we acquired all of the assets of Vital Health Technologies, LLC ("Vital Health LLC").

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Where You Can Find Us

Our corporate offices are located at 855 Village Center Drive Suite 315, North Oaks Minnesota 55127. Our corporate staff consists of two part time directors and a consultant with experience in our industry. Our telephone number is (651) 238-8636.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following table sets forth our summary historical financial information for the years ended December 31, 2001 and 2000 and the three months ending March 31, 2002 and 2001. The summary historical financial data should be read in conjunction with our financial statements, notes "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The operating results for the period ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year or for any future period.

                             Three Months   Year Ended        Year Ended
                             Ended March    December 31,      December 31,
                             31, 2002       2001              2000
                             --------       ----              ----
STATEMENT OF OPERATIONS

Revenues                      $       0     $2,906             $457
Net Income(loss)              $ (44,544)    $(247,532)         $(89,968)
Net Income(loss)per share     $    (.10)    $(.87)             $5.28
Number of Shares used in
calculation of net income     2,594,460     284,460            66,066
(loss) per share

                             Three Months   Year Ended        Year Ended
                             Ended March    December 31,      December 31,
                             31, 2002       2001              2000
                             --------       ----              ----

BALANCE SHEET DATA

Working Capital                $2,447       $1,379           $9,143
Total Assets                   $2,447       $1,379           $26,013
Total Shareholder's Equity     $(122,645)   $(111,201)       $15,781

Risk Factors

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to Vital Health Technology, Inc. and not to the selling stockholders.

Risks related to our business

We will rely upon the sale and license of our Variance Cardiography technology for substantially all of our revenue.

Our results of operations will materially depend on the success of the Variance Cardiography technology. A failure to sell or license the Variance Cardiography technology for any reason, including the introduction of additional competing products, would have a material adverse effect on us. If we develop additional products, we would need to obtain regulatory approval before we could sell them. Given the time-consuming nature of the regulatory clearance process, we do not expect to be able to sell such additional products in the foreseeable future.

We cannot assure you that our Variance Cardiography technology will gain physician acceptance.

A limited number of cardiovascular surgeons and cardiologists can influence medical technology selection and purchase decisions for a large portion of the target cardiovascular surgery patient population. We cannot assure you that our Variance Cardiography technology, or any of the products that we may develop, will gain any significant degree of physician acceptance, or that users will accept these products as preferable to alternative products or methods of treatment. Physician acceptance of our Variance Cardiography technology will depend upon our ability to demonstrate the clinical advantages of lower complication rates and cost-effectiveness of Variance Cardiography technology when compared to other similar products or technology. Negative publicity involving Variance Cardiography technology or other similar products could adversely affect the overall acceptance of our product. Any of the foregoing factors, among others, could limit or detract from physician acceptance of our product and have a negative effect on our business, financial condition, operating results and cash flows.

We may need to fund multiple research studies throughout the lifecycle of each of our products, providing statistically significant scientific data to regulatory agencies and cost effectiveness data to third party payers.

The FDA, foreign regulatory agencies and third party health care payers may require scientific clinical outcomes data and cost effectiveness data. We will need to provide this data throughout our products' lifecycles. Payers and governmental agencies may change the frequency and breadth of clinical research required, potentially significantly increasing our costs. Without adequate positive outcomes data that demonstrate advantages from the use of our Variance Cardiography technology, we may not achieve any significant market penetration. We cannot assure you that our outcomes data will be adequate to meet present or future medical device utility requirements. If our outcomes data does not meet such requirements, we may be unable to sell our products or obtain third party reimbursement for the costs of our products.

Intense competition in the cardiography industry could prevent us from successfully marketing our products or render our products obsolete.

We compete in mature, highly competitive markets in which many of our competitors have well-known and established products. To compete successfully in these markets, we must maintain competitive pricing and demonstrate the advantages of our Variance Cardiography technology. It is possible that technological advances by our competitors could render our Variance Cardiography technology noncompetitive or obsolete.

Our primary competitors such as GE Medical Systems, Hewlette Packard, Burdick, Siemens and Spacelabs are all in the electrocardiogram market. Such companies dominate the market and control most of the electrocardiogram worldwide. There is no other company marketing Variance Cardiography technologies. Our competitors have extensive clinical data demonstrating the performance of their electrocardiogram capabilities. If these companies commence marketing the Variance Cardography technology, they will have many additional competitive advantages over us, including:

o greater name recognition and product market acceptance; o more established physician relationships; o broader product lines; o greater distribution capabilities; o greater regulatory compliance capabilities; o larger marketing, research and development staffs and facilities; and o greater financial resources.

We cannot assure you that we will be able to compete against such competitors or their products.

We anticipate future losses and negative cash flows, which may limit or delay our ability to become profitable.

We have net losses since reentrance into the development stage of $766,974 as of March 31, 2002. As of March 31, 2002, we had an accumulated deficit of $11,793,637. We expect to incur additional net losses until we are able to generate and sustain substantially higher revenues while maintaining reasonable expense levels, both of which involve uncertainty. We also must continue to make significant expenditures on research and development in connection with our technology. We cannot assure you that our revenues will grow in future periods or that we will ever become profitable. If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

Substantial government regulation in the U.S. and abroad may restrict our ability to sell or license our Variance Cardiography technology.

The FDA and comparable regulatory authorities in foreign countries extensively and rigorously regulate our products, product development activities and manufacturing processes. In the U.S., the FDA regulates the introduction of medical devices as well as the manufacturing, labeling and record-keeping procedures for such products. We are required to:

     o    obtain clearance before we can market and sell medical devices;
     o satisfy content requirements applicable to our labeling, sales and promotional materials;
     o    comply with manufacturing and reporting requirements; and
     o    undergo rigorous inspections.

The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming. For example, the premarket clearance process, which our medical devices must undergo, can require a number of years to complete. Although we obtained FDA clearance for our Variance Cardiography technology, we cannot assure you that our future products will obtain FDA clearance on a timely basis, or at all. Our products must also comply with laws and regulations in foreign countries in which we market such products. In general, the extent and complexity of medical device regulation is increasing worldwide. This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result. We cannot assure you that our products will obtain any necessary foreign clearances on a timely basis, or at all.

The uncertainty of third party reimbursements and possible health care reforms may adversely affect us.

Our ability to market products successfully in the U.S. will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers, health maintenance organizations and other third-party payers. Payers increasingly challenge the need for, and prices of, medical products and services. Payers may deny reimbursement for procedures that they deem experimental or for devices used in ways other than as cleared by the FDA or stated in their indications for use. With respect to our products, some payers could deny coverage until the devices become generally accepted by the medical profession. The inability of hospitals and other providers to obtain reimbursement from third- party payers for our products would have a material adverse impact on our business, financial condition, operating results and cash flows. Health care reform may also impact sales of new products in the U.S. Reforms may include:

     o    mandated basic health care benefits;
     o controls on health care spending through limiting the growth of private health insurance premiums and Medicare and Medicaid spending; and
     o    fundamental changes to the health care delivery system.

We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on our ability to market our current and proposed new products. Laws resulting from such reform initiatives could adversely impact our business, financial condition, operating results and cash flows.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could have a material adverse effect on our ability to maintain business operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy of licensing or selling the Variance Cardiography technology to another medical technology company. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have a material adverse effect on the our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We lack an operating history and have losses which we expect to continue into the future.

Although we were incorporated in 1960, we ceased operations in 1996 and only recommenced operations in December 1,2000 upon the purchase of the assets of Vital Health Technologies, LLC. To date, we have not started our proposed and revised business operations or realized any revenues. Based upon our new operations, we have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since our reentrance into the development stage is $766,974. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

     - our ability to license or sell the Variance Cardiography technology to medical technology companies with the resources required to effectively market, manufacture and distribute it to the United States and other foreign markets.
     -    our ability to generate revenues
     - our ability to raise the capital necessary to manufacture and distribute the technology.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with marketing and development of the technology. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to use information that we regard as proprietary. We also run the risk of infringing the proprietary rights of third parties.

We have patent protection for our Variance Cardiography technology and we also rely upon a combination of trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology, including aspects of manufacturing. Our success will depend, in part, on our ability to protect our products and to manufacture and sell them without infringing the rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the U.S. We cannot assure you that:

o any pending patent applications or any future patent applications will result in the issuance of patents; o the scope of any patent protection will be effective to exclude competitors or to provide competitive advantages to us; o we will be able to commercially exploit any issued patents before they expire; o any of our patents will be held valid if subsequently challenged; o others will not claim rights in, or ownership of, the patents and other proprietary rights we hold; o our products and processes will not infringe, or be alleged to infringe, the proprietary rights of others; or o we will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

Furthermore, we cannot assure you that others have not developed or will not develop products which may duplicate any of our products or manufacturing processes, or that others will not design around our patents. Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose such technology. In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of products we independently develop in the future. We cannot assure you that third parties will not claim infringement by us, and seek substantial damages, with respect to current or future products. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may be involved in legal proceedings. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays and require us to:

o cease manufacturing and selling our product, which would seriously harm us; o enter into royalty or licensing agreements; or o design commercially acceptable non-infringing alternative products.

We cannot assure you that we would be able to obtain royalty or licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative products. Our failure to do so could have a material adverse effect upon our business, financial condition, operating results and cash flows.

If patients allege that the use of Variance Cardiography technology adversely affected them, we may face substantial product liability claims.

Substantial product liability litigation exists within the medical device industry. We cannot assure you that future product liability claims will not exceed the limits of our insurance coverage or that such insurance will continue to be available on commercially reasonable terms, or at all. Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows. In addition, adverse publicity resulting from product liability litigation may materially adversely affect us regardless of whether the claims are valid or whether we are liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

Minnesota Anti-takeover Law and Certain Provisions of Our Articles of Incorporation May Discourage Attempts to Effect a Change in Control of Our Company, Which May Adversely Affect the Value of Our Common Stock.

We are governed by the provisions of Section 302A.673 of the Minnesota Business Corporation Act ("MBCA"). In general, the law prohibits a public Minnesota corporation from engaging in a "business combination" (with an "interested shareholder") for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business Combination" includes mergers, share exchanges, asset sales, plan or proposal of liquidation or dissolution, recapitalization, issuance and transfers of shares in excess of 5% or more of the Company's shares. "Interested Shareholder" means any person who owns directly or indirectly 10% or more of a public corporation's outstanding voting stock or an affiliate or associate of a public corporation which owns, or within four years did own, 10% or more of the public corporation's outstanding voting stock. These provisions regarding certain business combinations under the MBCA could have the effect of delaying, deferring, or preventing a change in control of the company or the removal of existing management. We have no control over, and therefore cannot predict, what effect these impediments to the ability of third parties to acquire control of us might have on the market price of our common stock. In addition, we are authorized to 5,000,000 shares of undeisgnated stock which may be issued by our Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Depending upon the rights, preferences and designations assigned to it, issuance of shares of preferred stock could delay, deter or prevent a change in control of our company to the detriment of our shareholders.

We Depend on Our Directors and consultant and Need Additional Marketing and Technical Personnel to Successfully Market Our Technology. We Can Not Assure You That We Will Be Able to Retain or Attract Such Persons.

We are presently dependent to a great extent upon the experience, abilities and continued services of Lloyd Woelfle, Stephen Muscanto, our directors and William Kieger, our consultant. The loss of services of these individuals could have a material adverse effect on our business, financial condition or results of operation. The development and execution of our business plan depends upon these individuals. We do not have employment agreements with most of our key employees. The departure of key people could adversely affect our business, financial condition, operating results and cash flows.

We may be unable to recruit, motivate and retain qualified employees.

Our success depends upon our ability to attract, motivate and retain a sufficient number of qualified employees, including those who concentrate in research and development, sales, marketing and manufacturing, to keep pace with our product development schedules. Even though we have not experienced shortages of qualified people to date, qualified individuals needed to fill these positions could be in short supply in our market. Our inability to recruit, motivate and retain such individuals may delay the planned launch of new products or result in high employee turnover, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees.

Risks related to our securities

Fluctuations in our operating results may result in decreases in the price of our securities.

Our operating results have and will continue to fluctuate significantly because of several factors, including the timing of FDA clearance, government policies regarding payment for our products and new technology. Consequently, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our securities would likely decrease.

Our existing shareholders will retain significant control after this offering, which could reduce your ability to receive a premium for your securities through a change in control.

Upon completion of this offering, our officers, directors and principal shareholders will beneficially own 88% of our shares of common stock. As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our securities. As a result, this concentration of ownership could depress the price of our securities.

The Trading Price of Our Common Stock and Our Ability to Raise Additional Financing May Be Adversely Effected by the Influx into the Market of the Substantial Number of Shares Covered by this Prospectus.

This prospectus covers the public sale of 1,532,474 shares of our common stock. This significant increase in the number of shares available for public sale may have a negative impact on the trading price of our shares.

The Trading Price of Our Common Stock May Be Volatile.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in our industry, and other events or factors. Although we believe that approximately six registered broker dealers currently make a market in our common stock, we can not assure you that any of these firms will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future-trading price of our common stock.

Certain states may not allow sales of our common shares and investors may be required to hold their common shares indefinitely.

The common shares offered are intended to be qualified or exempt for sale only in a limited number of states. Purchasers of the common shares may move to jurisdictions in which the common shares are not qualified or exempt. No assurances can be given that we will be able to effect any required qualification or that any exemption will be available permitting a purchaser to sell his common shares, and, as a result, such common shares may be required to be held indefinitely.

A business combination with a third party will probably result in a change in control and of management.

A business combination with a third party involving the issuance of our common stock will, in all likelihood, result in shareholders of another company obtaining a controlling interest in us. The resulting change in control will likely result in removal of our present officer and director and a corresponding reduction in or elimination of his/her participation in our future affairs.

"Penny Stock" rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

     - Make a suitability determination prior to selling a penny stock to the purchaser;
     -    Receive the purchaser's written consent to the transaction; and
     -    Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus under "Risk Factors," Plan of Operation," "Business," and elsewhere are "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors."

In some cases, you can identify forward-looking statements by the words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward- looking statements.

                                 USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                                    DIVIDENDS

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

                           PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

We are a development stage company which has not commenced our principal operation of distributing the Variance Cardiograph and related services. Due to economic and market conditions we were unable to secure sufficient financing to complete the plan of development for 2001. Consequently, management has changed our strategic direction to focus on the sale or licensing of the Variance Cardiography technology and seek potential merger-acquisition opportunities. We are utilizing Focus Tech Investments, Houston, Texas to provide services that include locating and negotiating merger-acquisition agreements with existing operating companies.

Three Months Ended March 31, 2002 and 2001

We generated no revenue for the three months ended March 31, 2002, as compared to $560 revenue for the three months ended March 31, 2001. Cost of sales for the three months ended March 31, 2002 and 2001 were $0 and $38, respectively.

General and administrative expenses for the three months ended March 31, 2002 were $41,817, as compared to $67,289 in the same period of 2001.

We had interest expense in the amount of $2,727 for the three months ended March 31, 2002, as compared to $533 interest expense for the three months ended March 31, 2001.

As a result of the foregoing, we realized a net loss of $44,544 for the three months ended March 31, 2002, as compared to net $67,655 for the same period in 2001.

Liquidity and Capital Resources

At March 31, 2002, we had a working capital deficit of $122,645, as compared to a working capital deficit of $57,352 at March 31, 2001. The change is primarily due to us using convertible notes to fund current operations.

We received a loan from our President at the time, William Kieger in the amount of $5,000 on January 25, 2002 and another $5,000 loan from Focus Tech Investments, Inc. on February 6, 2002. Both loans are for a period of 12 months and accrue at 10% interest. At March 31, 2002 the Company had $112,500 in outstanding convertible promissory notes accruing at 10% interest. Several of the notes where due during the past three months and are now in default. At the present time the note-holders have verbally agreed to allow the interest to continue to accrue until we have the capital to pay the notes off; or, until the board of directors declares a conversion to stock option that is acceptable to the note-holders.

Until Vital Health receives additional outside financing to fund its capital commitments, its operations will be limited to those that can be effected through its officers, directors and consultants. Our President and sole officer William Kieger submitted his resignation effective January 31, 2002 as our officer and director. We currently have no corporate officers.

On March 5, 2002 William Kieger entered into a consulting agreement in which we issued 300,000 shares of Vital Health Technologies common stock for his services as a liaison between us and evaluation sites for the Variance Cardiograph, trouble shooting and training, advise directors in maintaining accounting and business reporting, advise regarding merger/acquisition proposals and assistance in maintaining relationships with development team members, in particular; engineers, physicians and regulatory professionals. The period of the agreement is for 12 months. Each of the two directors has agreed to serve on the board for 5,000 shares of Vital Health Technologies common stock.

Vital Health Technologies, Inc. 2002 Employee Stock Option Plan

On March 5, 2002 the board of directors of Vital Health approved and adopted the Vital Health Technologies, Inc. 2002 Employee Stock Option Plan in order to retain the services of key management and consultants. Simultaneous with the approval of the plan we filed an appropriate Form S-8 registration with the U.S. Securities and Exchange Commission to register the shares. The 5,000 shares of common stock issued to each of the two directors and 300,000 shares of common stock issued to William Kieger where issued as part of the plan and Form S-8 registration.

Agreement with Focus Tech Investments, Inc.

On January 30, 2002 we entered into an agreement with Texas finance and consulting firm Focus Tech Investments, Inc. (FTI) whereas FTI will provide from time to time financing in order for us to meet its ongoing financial responsibilities to vendors who provide legal, accounting, transfer agent services, storage space and other miscellaneous services. FTI provided a $5,000 loan in conjunction with signing the agreement and had provided loans totaling $10,000 prior to the agreement.

FTI will identify and contact merger candidates who are qualified to merge with Vital Health and present candidates to the board of directors for preliminary approval. Following preliminary approval FTI will continue to conclude negotiations until final closure and approval from the board of directors and Aurora Capital Management, L.L.C. is obtained.

As consideration for the services performed, we issued FTI 2,000,000 shares of common stock restricted under Rule 144. In the event FTI is not able to conclude a merger agreement, for any reason prior to August 30, 2002, FTI has agreed to cancel the entire amount of stock issued. In the event the stock is cancelled any loans will continue to be valid as stated in the loan agreements.

FTI also has the right to present candidates to serve as a director until the board of directors approves one such candidate. As of March 31, 2002 FTI has not presented any director candidates.

Plan for the next 12 months.

Our plan for the next 12 months is to handle the administrative and reporting requirements of a public company and to seek merger/acquisition opportunities while maintaining evaluation sites for the Variance Cardiograph. In addition, we intend to target and approach potential candidates who will purchase or license the variance cardiography technology.

As of this date we have not presented or received any proposals or entered into any negotiations regarding the purchase or licensing of the Variance Cardiography technology. In addition, we have not entered into any proposals or negotiations with potential merger-acquisition candidates. We implemented a 1 for 10 reverse stock split early in the year 2002 to be more attractive for merger-acquisition candidates. However, there can be no assurance that we will be successful with either of the two initiatives, and if so; we cannot accurately predict the value of any agreement to us.

We have relied on loans and internal sources for funding our expenses. Since we presently have no revenue from operations, we cannot rely on internal sources of capital to fund our ongoing expenses. If we are unable to locate candidates for the purchase or licensing of the Variance Cardiography technology or complete a merger or acquisition agreement, our ability to continue as a going concern is unlikely.

                             BUSINESS - OUR COMPANY

We are a development stage company that owns a technology called Variance Cardiography ("Variance Cardiography" or "Variance Cardiograph") for detecting heart disease. Heart disease is the number one killer among all diseases and is responsible for over one million deaths per year. Statistically, almost one in every two Americans will develop coronary artery disease and one in seven will die from sudden cardiac arrest. Further, it is estimated that 5 million Americans have a non-symptomatic form of heart disease known as "silent ischemia." Currently there does not exist an effective methodology to detect coronary artery disease that can be utilized on a wide scale basis. Management believes that the Variance Cardiograph may become that methodology by providing a state of the art tool to detect coronary artery disease.

We intend to license or sell the Variance Cardiography technology to another medical technology company with the resources required to effectively market, manufacture and distribute it to the United States and other foreign markets. We will also be seeking merger opportunities with existing operating companies, which will generate on-going revenues for us.

Principal Product

The Variance Cardiograph

Our primary product is the Variance Cardiograph. The Variance Cardiograph is a medical device designed to assist in the diagnosis of coronary artery disease by measuring the electro-physiological behavior of heart tissue while the patient is at rest. If heart cells are unhealthy they are not able to conduct the electric current that the heart generates each time it beats. Just as the water flow in a river will vary due to obstacles such as boulders and logs, the flow of the electric current in the heart will vary due to cell deterioration.

Traditional evaluation for the coronary artery disease begins with a personal history review, physical examination, routine lab studies, chest x-rays and electrocardiograms ("ECG"). However, the accuracy of the ECG, particularly a resting ECG, is much lower than desired for detecting coronary artery disease. The accuracy of the stress ECG test is higher than that of the resting ECG, but many patients cannot be stressed. For example, non-ambulatory individuals and individuals with health problems such as obesity, asthma or arthritis cannot be stressed. The exercise ECG test is limited in its accuracy to detect coronary artery disease, especially when its results are equivocal as is usually the case in patients without heart disease symptoms and in patients with intermediate risk (i.e., patents with or without symptoms but having high blood pressure, high cholesterol levels, tobacco use, family history or diabetes). The medical community recognizes that stress ECGs often have high false positive results, particularly in women, which leads to more invasive tests and more expense.

The Variance Cardiograph and the ECG are both designed to detect abnormal electric activity of the heart, but there are significant differences in the methods used to record and analyze this electric activity. We believe that the Variance Cardiograph's manner of collecting data with respect to the heart's electrical activity allows it to gather data with a higher resolution and fidelity than the conventional ECG. The Variance Cardiograph uses up to 22 surface electrodes, compared to 10 for the ECG. The Variance Cardiograph uses a wider frequency range and increased sample rate, which allows the higher frequency components to be measured and analyzed. These components are normally lost in standard 12-lead ECGs. Increasing the sample rate improves the resolution of collected data. High frequency changes in the waveforms cannot be detected by the standard ECG due to its the narrow frequency response and limited sample rate. The Variance Cardiographs higher analog to digital conversion resolution allows measurement of smaller variations in electrophysiological voltage, down to about 1/6th of a microvolt, compared to about 10 microvolts achieved by the standard 12-lead ECG.

Twenty-four clinical studies have been completed with several studies published that conclude Variance Cardiography has greater sensitivity, specificity and accuracy than a standard ECG and exercise stress test. Additionally, we believe the cost of a Variance Cardiograph is comparable, if not favorable, to comparable tests.

We devoted $400,000 and 2 years to design a new version of the Variance Cardiograph that replaces the Variance Cardiograph's current ISA (Industry Standard Adapter) interface with a Universal Serial Bus data converter. The Universal Serial Bus is the new I/O (Input/Output) standard for personal computers and gives users simple, easy, plug-and-play connections for peripherals. The new Variance Cardiograph is built as an outside the computer device that provides potential advantages in flexibility and mobility by allowing the Variance Cardiograph to interface with a laptop or desktop personal computer. In addition, the newer Variance Cardiograph can complete a test in 10-15 minutes, compared to the 45-minute test of the previous design.

The first prototype for the Universal Serial Bus Variance Cardiograph was completed in September of 2000. The new design requires that a new 510 (k) be filed with the FDA in order to market the device to the medical community.

Patents

We hold and maintain seven US patents relating to Variance Cardiography with the master patent being issued in 1993. We believe that it possesses all necessary rights to the technology involved in the Variance Cardiograph. However, there is no assurance the Variance Cardiograph will not infringe on patents held by others, nor is there any assurance that the patents granted will provide commercial benefit to us or adequate protection against competition. We require our consultants to agree, in writing, to keep its proprietary information confidential and, within certain limitations, to assign to us all inventions relating to our business.

Plans for licensing or sale of technology

Do to the lack of available capital to successfully market the Variance Cardiography, we changed our direction in 2001 from trying to market the Variance Cardiograph technology to actively seeking candidates to license or purchase the Variance Cardiograph technology. Types of companies that have been targeted include ECG manufacturers, electrode manufacturers, large medical device and pharmaceutical companies. We have contacted companies in the United States, Europe and Japan. As of this date, there have not been any proposals presented by us or any candidates that have been targeted. There can be no assurance that we will have success in licensing or selling the Variance Cardiograph technology. In the event that we sell the technology in exchange for stock and/or a royalty, there can be no assurance that the stock will be marketable or have future value or that royalty payments will be paid or have any significant value.

Pursuit of acquisition and merger candidates

We have been receiving assistance from Focus Tech Investments located in Houston Texas who has provided us with loans and assistance in locating a market maker for our common stock. We have received approval from the NASD for our stock to trade on the over-the-counter bulletin board. Focus Tech Investments is also seeking operating companies that may be candidates for an acquisition or merger with us. As of this date there have been no discussions with any potential candidates for an acquisition or merger and there can be no assurance that either will take place in the future or any agreement will be finalized if discussions take place.

Reverse stock split

To better our position for a potential merger or acquisition our board of directors considered and approved a reverse stock split on December 26, 2001. For shareholders of record on January 7, 2002 each shareholder received one share of Vital Health Technologies, Inc. common stock in exchange for each ten shares held. For shareholders who will then hold less than one share of common stock we purchased those shares at a price of .05 per fractional share. As the reverse split was approved by the board of directors only, the Company may be required under Minnesota law to amend its articles of incorporation to reduce the number of authorized shares of common stock to 5,000,000 and increase the par value per share to $0.10.

Governmental Regulation

The Variance Cardiograph is subject to government regulation by the Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act. The Company has submitted a 510(k) and received FDA clearance for the older model of the Variance Cardiograph in 1986. The first prototype for the new Variance Cardiograph was completed in September 2000. With the new design, a new 510(k) must be filed with the FDA before the device can be marketed to the medical community. Any company who licenses or purchases the Variance Cardiography technology will need to file for FDA clearance. However, FDA clearance is not certain, and such clearance will require additional time, effort, and expense.

                                    EMPLOYEES

We are a development stage company and currently have no employees. Executive officers will devote such time to our affairs, as they deem appropriate. Our management expects to use consultants, attorneys, and accountants as necessary, and does not currently anticipate a need to engage any full-time employees. The need for employees and their availability will be addressed in connection with potential merger or acquisitions.

                             DESCRIPTION OF PROPERTY

To reduce operating expenses, we negotiated a lease termination agreement with CSM Properties and we vacated the approximately 2,000 square foot facility at our Roseville, Minnesota location on October 1, 2001 to save approximately $3,500 in monthly expenses. We will continue to rent 420 square feet at our Shoreview, Minnesota location, which is rented on a monthly basis.

                                LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME                            AGE      POSITION
----                            ---      --------

Stephen Muscanto                 59      Director

Lloyd R. Woelfle                 49      Director

Lloyd Woelfle has been our Director since August, 2000. For the past 23 years American Express has employed Mr. Woelfle; most recently as a vice president specializing in security compliance and systems management. He attended the University of Oklahoma majoring in Microbiology from 1971 to 1973. He received a CFP designation from the College for Financial Planning, Denver, Colorado, and is a licensed principal.

Stephen Muscanto has been our Director since August, 2000. He is currently self-employed as a business consultant specializing in operations and business systems. From 1991 to May 1999, he was the President and CEO of Pneuseal International Corporation, a manufacturer of heat sealing plastic film equipment and tooling primarily for the health care market. He received a BA from Yale, an MS from the California Institute of Technology, and an MBA from University of Southern California in 1972.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors.

We do not have any standing committees.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

BOARD OF DIRECTORS

The board of directors consists of two directors.

BOARD COMMITTEES

The Board of Directors has established no committees.

EXECUTIVE COMPENSATION

We have no agreement or understanding, express or implied, with any officer or principal stockholder, or their affiliates or associates, regarding compensation in the form of salary, bonuses, stocks, options, warrants or any other form of remuneration, for services performed on our behalf. Nor are there compensatory plans or arrangements, including payments to any officer in relation to resignation, retirement, or other termination of employment with us, or any change in control, or a change in the officer's responsibilities following a change in control The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2001 fiscal year, for our Chief Executive Officer and for each of our executive officers (the "Named Executive Officers") whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2001.

                           SUMMARY COMPENSATION TABLE


                                     ANNUAL COMPENSATION       LONG TERM COMPENSATION
                                                                              RESTRICTED     SECURITIES
NAME AND PRINCIPAL             FISCAL      OTHER     ANNUAL     STOCK         UNDERLYING     OPTIONS             ALL OTHER
POSITION                       YEAR        SALARY    BONUS      COMPENSATION  AWARDS         (NO. OF SHARES)     COMPENSATION
--------                       ----        ------    -----      ------------  ------         ---------------     ------------
None

Our shareholders may in the future determine to pay Directors' fees and reimburse Directors for expenses related to their activities.

                                  STOCK OPTIONS

We did not grant stock options in 2001.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2001:

                          OPTION GRANTS IN FISCAL 2001
                           (INDIVIDUAL GRANTS) (1)

                          NUMBER OF%                OF TOTAL OPTIONS
                          SECURITIES UNDERLYING     GRANTED TO EMPLOYEES IN            EXERCISE      EXPIRATION
NAME                      OPTIONS GRANTED           FISCAL                             PRICE         DATE
                                                    2001
None

No Executive Officer held options during the 2001 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2001 fiscal year end:

None

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 6, 2002, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF                 AMOUNT AND NATURE OF        PERCENT OF
BENEFICIAL OWNER (1)(2)             BENEFICIAL OWNERSHIP        OUTSTANDING SHARES
--------------------                --------------------        ------------------
5% STOCKHOLDERS
William Kieger (3)                            509,671                  13.62%
855 Village Center Drive
Suite 315
North Oak, Minnesota 55127

Focus Tech Investments, Inc.                2,000,000                  53.46%
179 Ruskin Drive East
Montgomery, Texas 77356

Templar Comptier, Ltd.                      1,146,250                  30.64%
PO Box 7555
Broadgate, London EC2M2QS

DIRECTORS AND NAMED EXECUTIVE
OFFICERS

Stephen Muscanto                                5,000                       *
2003 Skillman Avenue
Roseville, Minnesota 55113

Lloyd R. Woelfle                               10,532                       *
19555 Waterford Place
Shorewood, Minnesota 55331


Officers and Directors                         15,532                   1.38%
as a Group

* Less than one percent

(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(3) William Kieger, our former President, owns and controls Aurora Capital Management LLC, which directly owns 509,671 shares of our common stock. Accordingly, Mr. Kieger may be deemed to have indirect voting and investment control over the shares held by Aurora Capital Management.

                              SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consists of the following:

(1) 1,146,250 shares issued to Templar Comptier, Ltd. for the payment of $350,000. Such shares were issued pursuant to an exemption from registration at
Section 4(2) of the Securities Act of 1933; (2) 150,000 shares issued to Focus Tech Investments, Inc. pursuant to an agreement dated January 30, 2002. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933; (3) 209,671 shares issued to Aurora Capital Management LLC. pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933; (4) 26,553 shares issued to shareholders of Aurora Capital Management LLC pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

Except for William Kieger, our former President and Director and Lloyd Woelfle, none of the stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 6, 2002 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                                     Shares of common   Percent of Common  Shares of common Shares of common
                                     Stock owned prior  Stock owned        stock to be      Stock owned
Name of selling stockholder          to offering(1)     prior to offering  sold             After offering    Percent(1)
                                     ----------------   -----------------  ---------------  ----------------  ----------
Aurora Capital(2)                           209,671         5.61%        209,671               0               0
Management LLC


Focus Tech(3)                             2,000,000        53.47%        150,000       1,850,000           49.45%
Investments, Inc.
Templar Comptier, Ltd.(4)                 1,146,250        30.64%      1,146,250               0               0
Lloyd R. Woelfle                             10,532        *               5,532           5,000               *
William and                                   5,532        *               5,532               0               0
Joyce E. Bezdichek
Douglas A. Lennick                           11,064        *              11,064               0               0
John C. Greiber                               3,319        *               3,319               0               0
David Breen                                   1,106        *               1,106               0               0

(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

(2) William Kieger is a representative of Aurora Capital Management LLC and has investment control of our shares owned by Aurora Capital Management LLC.

(3) Michael Fearnow is a representative of Focus Tech Investments, Inc. and has investment control of our shares owned by Focus Tech Investments, Inc.

(4) Donald Goree is a representative of Templar Comptier, Ltd. and has investment control of our shares owned by Templar Comptier, Ltd.

                              PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,
     o transactions involving cross or block trades on any securities or market where our common stock is trading,
     o purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
     o any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker- dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our Articles of Incorporation authorize us to issue up to 50,000,000 Common Shares, $0.01 par value per common share and 5,000,000 shares of undesignated stock. As of June 6, 2002, there were 3,740,709 shares of our common stock outstanding.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Minnesota Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

MINNESOTA BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 302A.673 of the Minnesota Business Corporation Act ("MBCA"). In general, the law prohibits a public Minnesota corporation from engaging in a "business combination" (with an "interested shareholder") for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business Combination" includes mergers, share exchanges, asset sales, plan or proposal of liquidation or dissolution, recapitalization, issuance and transfers of shares in excess of 5% or more of the Company's shares. "Interested Shareholder" means any person who owns directly or indirectly 10% or more of a public corporation's outstanding voting stock or an affiliate or associate of a public corporation which owns, or within four years did own, 10% or more of the public corporation's outstanding voting stock. These provisions regarding certain business combinations under the MBCA could have the effect of delaying, deferring, or preventing a change in control of the company or the removal of existing management. We have no control over, and therefore cannot predict, what effect these impediments to the ability of third parties to acquire control of us might have on the market price of our common stock. In addition, we are authorized to 5,000,000 shares of undesignated stock which may be issued by our Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Depending upon the rights, preferences and designations assigned to it, issuance of shares of such stock could delay, deter or prevent a change in control of our company to the detriment of our shareholders.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Minnesota Business Corporation Act. Our Bylaws also provide for us to indemnify directors and officers to the fullest extent permitted by the Minnesota Business Corporation Act.

The indemnification provisions described above would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, the Minnesota Business Corporation Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statement or other information that we file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov."

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted a few parts of the registration statement according to the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. We do not intend to distribute annual reports or audited financial statements to our shareholders. This information may be found in our filings with the Securities and Exchange Commission.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Signature Stock Transfer, 14675 Midway Road #221, Addison, Texas 75001. Its telephone number is
(972)788-4193.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Callahan, Johnston & Associates, LLC, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS


                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                                     INDEX

CONDENSED BALANCE SHEETS
CONDENSED STATEMENTS OF OPERATIONS
CONDENSED STATEMENTS OF CASH FLOWS
NOTES TO FINANCIAL STATEMENTS

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                                                  March 31,          December 31,
                                                                    2002                2001
                                                                -----------           --------
                                     ASSETS
Current assets:
    Cash                                                       $      2,447        $      1,379

    Inventory, net of valuation allowance                                 0                   0
                                                               ------------        ------------

         Total current assets                                         2,447               1.379
                                                               ------------        ------------

Furniture and equipment                                               6,677               6,677
Less accumulated depreciation                                         2,471               2,108
Less accumulated depreciation                                         4,206               4,569
                                                               ------------        ------------
         Net furniture and equipment                                      0                   0
                                                               ------------        ------------

         Total assets                                          $      2,447        $      1,379
                                                               ------------        ------------

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable and accrued expenses                      $     12,592        $     10,080
    Notes payable - convertible                                     112,500             102,500
                                                               ------------        ------------

         Total current liabilities                                  125,092             112,580
                                                               ------------        ------------

Stockholders' equity (deficit):
    Undesignated stock: 5,000,000 shares
      authorized; none issued and outstanding                             0                   0
    Common stock: $.01 par value; 50,000,000
      shares authorized; shares issued and
      outstanding 2,594,460 in 2002 and  284,460 in 2001             25,945               2,845
    Additional paid-in capital                                   11,976,778          11,966,778
    Accumulated deficit                                         (11,793,637)        (11,793,637)
    Deficit accumulated during the
      development stage                                            (331,731)           (287,187)
                                                               ------------        ------------

        Total stockholders' equity (deficit)                       (122,645)           (111,201)
                                                               ------------        ------------

         Total liabilities and

          Stockholders' equity (deficit)                       $      2,447        $      1,379
                                                               ------------        ------------

                       See Notes to Financial Statements.

                        VITAL HEALTH TECHNOLOGIES, INC.
                         (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                           Reentrance Into
                                                 Three Months Ended          Development
                                                    March 31,                  Stage
                                          ---------------------------            to
                                              2002            2001         March 31, 2002
                                          -----------       ---------       --------------
Revenue                                   $       0        $     560        $  96,361

Cost of sales                                     0              (38)             (38)

General and administrative expenses         (41,817)         (67,289)        (760,663)

Interest expense                             (2,727)            (533)         (94,701)

Other income (expense)                            0                0           (7,404)

Income tax expense                                0             (355)            (529)
                                          ---------        ---------        ---------

Net income (loss)                           (44,544)         (67,655)        (766,974)
Other comprehensive income (loss)                 0                0                0
                                          ---------        ---------        ---------

Comprehensive income (loss)               $ (44,544)       $ (67,655)       $(766,974)
                                          ---------        ---------        ---------

Basic earnings (loss) per share           $    (.10)       $    (.24)       $   (7.54)
                                          ---------        ---------        ---------

Weighted average number of
 shares outstanding                       $ 449,008        $ 284,460        $ 101,725
                                          ---------        ---------        ---------

                       See Notes to Financial Statements.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF CASH FLOWS
                           Increase (Decrease) In Cash
                                   (Unaudited)

                                                                                            Reentrance
                                                             Three Months Ended             Development
                                                                  March 31                    Stage to
                                                           2002             2001           March 31, 2002
                                                       ---------          ---------        --------------
Cash flows from operating activities:
  Net income (loss)                                      $ (44,544)       $ (67,655)       $(331,731)
  Adjustments to reconcile net income (loss)
    to cash flows from operating activities:
    Debt forgiveness                                             0                0         (435,243)
    Indebtedness incurred for services
      and storage                                                0                0          400,000
    Implied compensation under SABS-T                       10,000                0          130,000
    Stock issued for services                               23,100                0           23,100
    Warrants issued for consulting services                      0              550            2,012
    Depreciation                                               363                0            2,309
    Valuation allowance                                       (363)               0            7,241
    Inventory                                                    0               38               38
    Prepaid expenses                                             0            7,081                0
    Accounts payable and other current liabilities           2,512           (5,953)          (8,082)

Cash flows from operating activities                        (8,932)          65,452         (210,356)

Cash flows from financing activities:

    Stock proceeds                                               0                0           34,888
 Issuance of convertible notes payable                      10,000           90,000          167,038
                                                                          ---------        ---------

Cash flows from investing activities                        10,000           90,000          201,926
                                                         ---------        ---------        ---------

Increase (decrease) in cash                                  1,068           24,548           (8,430)

Cash:
  Beginning of year                                          1,379            9,143           10,877
                                                         ---------        ---------        ---------

  End of year                                            $   2,447        $  33,691        $   2,447
                                                         ---------        ---------        ---------

Supplemental cash flow information:

Interest paid                                            $       0        $       0        $       0
                                                         =========        =========        =========
Income taxes paid                                        $       0        $       0        $   1,081
                                                         =========        =========        =========

                       See Notes to Financial Statements.

                         NOTES TO FINANCIAL STATEMENTS

A. BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to the financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 2001.

Nature of Business

The Company was incorporated on April 1, 1960, under the laws of the State of Minnesota. On September 26, 2000, the Company changed its name to Vital Health Technologies, Inc. Formerly the Company was known as Vital Heart Systems, Inc.

In November 1993, the Company ceased the majority of its operations. At January 1, 1994, the Company was deemed to have reentered the development stage. From 1994 to 1997 the Company had only limited operations as it tried to complete the design and marketing of a non- invasive, stress-free coronary artery disease
(CAD) detection device called a Variance Cardiograph. In 1997 the Company ceased all operations.

In 1998 and 1999 the Company worked with a Minnesota venture capital firm, Aurora Capital Management, LLC (Aurora) and a Minnesota entity with compatible business operations, Vital Health Technologies, LLC (VHT-LLC) in an effort to revitalize the Company. These dealings ultimately led to the acquisition of VHT-LLC's assets on December 1, 2000.

Development Stage Company

On January 1, 1994, the Company was deemed to have reentered the development stage. Since that date the Company has devoted the majority of its efforts to: maintenance of the corporate status; settlement of liabilities; technology development and the search for a viable method of operations and/or merger candidate.

In 1998, 1999, 2000 and 2001 the Company was fully dependent on VHT-LLC and Aurora for the maintenance of its corporate status and to provide all managerial assistance and working capital support for the Company.

In 2001 the Company successfully developed a new prototype for its Variance Cardiograph heart disease testing device that shortens the test time from the original 45-minute version to 10- minutes, while at the same time reducing the cost of manufacturing significantly. The Company completed field-testing and has systems installed at two locations in the St. Paul/Minneapolis area for evaluation purposes.

During 2001, there were several unsuccessful efforts to secure $2,000,000 in financing in order to complete plans to fully develop and market the Variance Cardiograph. Due to lack of capital the Company decided to focus its efforts towards reducing expenses and position itself for merger/acquisition opportunities. On December 26, 2001 the board of directors approved a 1 for 10 reverse stock split for shareholders of record as of January 7, 2002 and on January 30, 2002 the company entered into an agreement with a Texas based finance and consulting firm, Focus Tech Investments, Inc. (FTI) whereas FTI will provide periodic financing and will seek out potential merger/acquisition candidates for the Company. Vital Health Technologies has provided FTI 2,000,000 shares of Vital Health Technologies common stock as a retainer for the services. In the event no merger or acquisition takes place by August 30, 2002 FTI has agreed to cancel the 2,000,000 shares of common stock.

                         NOTES TO FINANCIAL STATEMENTS

Failure of the company to secure a merger/acquisition agreement and/or adequate financing could result in it being unable to continue as a going concern. No estimate can be made of the range of loss that is reasonably possible should the Company be unsuccessful.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

                                TABLE OF CONTENTS

                                                                       Page

Independent Auditors' Report...........................................13


Financial Statements:

      Balance Sheets...................................................14

      Statements of Operations.........................................15

      Statements of Stockholders" Equity (Deficit).....................16

      Statements of Cash Flows.........................................17

      Notes to Financial Statements....................................18

                      Callahan, Johnston & Associates, LLC
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Vital Health Technologies, Inc.
(A Development Stage Company)
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Vital Health Technologies, Inc. (f/k/a/ Vital Heart Systems, Inc.) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and the period from reentrance into development stage (January 1, 1994) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Health Technologies, Inc. as of December 31, 2001 and 2000, and the results of operations and cash flows for the years then ended and the period from reentrance into development stage (January 1, 1994) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the financial statements, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Callahan, Johnston & Associates, LLC

CALLAHAN, JOHNSTON & ASSOCIATES, LLC

Minneapolis, Minnesota
January 19, 2002

7850 Metro Parkway, Suite 207, Minneapolis, MN 55425 Telephone: (952)858-7207
Fax: (952)858-7202 Email: callahan_johnston@msn.com

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                              December 31,
                                                       -------------------------
                                                          2001           2000
                                                       -----------   -----------
                                     ASSETS
Current assets:

   Cash                                                $     1,379   $    9,143
   Inventory                                                  -           3,073
   Prepaid expenses                                           -           7,282
                                                       -----------   -----------

     Total current assets                                    1,379       19,498
                                                       -----------   -----------

Furniture and equipment                                      6,677        6,677
Less accumulated depreciation                                2,108          162
Less valuation allowance                                     4,569          -
                                                       -----------   -----------
     Net furniture and equipment                              -           6,515
                                                       -----------   -----------

     Total assets                                      $     1,379   $   26,013
                                                       ===========   ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable and accrued expenses               $    10,080   $    10,232
   Convertible notes payable                               102,500          -
   Note payable - related party                               -             -
                                                       -----------   -----------

     Total current liabilities                             112,580       10,232
                                                       -----------   -----------
Stockholders' equity (deficit):
   Undesignated stock: 5,000,000 shares
     authorized; none issued and outstanding                  -             -
   Common stock: $.01 par value;
     50,000,000 shares authorized (see Note 1);
     shares issued and outstanding
     284,459 in 2001 and 2000                                2,845        2,845
   Additional paid-in capital                           11,966,778   11,846,228
   Accumulated deficit                                 (11,793,637) (11,793,637)
   Deficit accumulated during the
     development stage                                    (287,187)     (39,655)
                                                       -----------   -----------

     Total stockholders'
       equity (deficit)                                   (111,201)      15,781
                                                       -----------   -----------

     Total liabilities and

       Stockholders' equity (deficit)                  $     1,379   $    26,013
                                                       ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                 Reentrance Into
                                                                     Development
                                                                        Stage To
                                         Years Ended December 31,   December 31,
                                         ------------------------
                                            2001         2000           2001
                                         ----------   ----------     ----------

Revenues                                 $   2,906    $      457     $   96,361
Cost of goods sold                             (38)        -                (38)
Administrative expenses                   (234,790)      (86,102)      (718,846)
Other income (expense)                      (7,604)        -             (7,404)
Interest expense                            (7,651)       (4,323)       (91,974)
Income tax expense (benefit)                  (355)        -               (529)
                                         ----------   ----------     ----------

     Operating income (loss)              (247,532)      (89,968)      (722,430)

Gain on debt forgiveness/
   collection, net of income
   taxes of $-0-, and $-0-,
   respectively                               -          438,942        435,243
                                        ----------     ----------    ----------

     Net income (loss)                    (247,532)      348,974       (287,187)

Other comprehensive income (loss)             -            -               -
                                        ----------     ----------    ----------

Comprehensive income (loss)             $ (247,532)    $  348,974    $ (287,187)
                                        ==========     ==========    ==========

Basic earnings (loss) per share:

   Continuing operations                $     (.87)    $    (1.36)   $    (9.56)
   Extraordinary item                         -              6.64          5.76
                                        ----------     ----------    ----------

                                        $     (.87)    $     5.28    $    (3.80)
                                        ==========     ==========    ==========

     Weighted average number of
       shares outstanding                  284,459         66,066        75,533
                                        ==========     ==========    ==========

Diluted earnings (loss) per share:

   Continuing operations                $     (.87)    $    (1.36)   $    (9.56)
   Extraordinary item                         -              6.64          5.76
                                        ----------     ----------    ----------
                                        $     (.87)    $     5.28    $    (3.80)
                                        ==========     ==========    ==========

     Weighted average number of
       shares outstanding                  284,459         66,066        75,533
                                        ==========     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                           Accumulated
                                              Common Stock                                   Deficit
                                           -------------------  Additional                    During
                                             Number of           Paid-In    Accumulated    Development
                                             Shares     Amount   Capital      Deficit         Stage           Total
                                           ------------------- ----------- -------------   -----------     -----------
Balances, January 1, 1994                     41,900 $     419 $11,779,532 $(13,896,096)   $    -          $(2,116,145)

  Issuance of common stock in 1994               553         6      14,994         -            -               15,000
  Net income (loss) - 1994                      -          -          -           5,503(1)     (89,747)
(84,244)

  Net income (loss) - 1995                      -          -          -            -           (62,874)
(62,874)

  Net income (loss) - 1996                      -          -          -            -           (71,513)
(71,513)

  Net income (loss) - 1997                      -          -          -            -           (70,000)
(70,000)

  Net income (loss) - 1998                      -          -          -         488,491(1)      264,570(1)     753,061
  Net income (loss) - 1999                      -          -          -       1,300,012(1)      (50,612)     1,249,400
                                           --------- --------- -----------  -----------    ------------    -----------

Balances, December 31, 1999                  42,433        425  11,794,526  (12,102,090)        (80,176)      (387,315)

  Issuance of common stock and warrants in
    in settlement of debt in September 2000     181          2         234         -               -               236
  Exercise of warrant in September 2000       1,451         14         712         -               -               726
  Issuance of common stock and warrants for
    services in September 2000                  275          3         534         -               -               537
  Issuance of common stock in settlement of
    debt in October 2000                     40,099        401      19,649         -               -            20,050
  Issuance of warrants for services            -           -           925         -               -               925
  Issuance of common stock as part of asset
    purchase agreement                      200,000      2,000      29,648         -               -            31,648
  Net income (loss) - 2000                     -           -          -         308,453          40,521        348,974
                                          --------- ---------- -----------  -----------    ------------    -----------

Balances, December 31, 2000                 284,459      2,845  11,846,228  (11,793,637)        (39,655)        15,781
  Contributed capital from donated services    -           -       120,000         -               -           120,000
  Issuance of warrants for services            -           -           550         -               -               550
  Net income (loss) - 2001                     -           -          -            -           (247,532)
(247,532)

                                          --------- ---------- -----------  -----------    ------------    -----------

Balances, December 31, 2000                 284,459 $    2,845 $11,966,778 $(11,793,637)   $   (209,187)   $  (111,201)
                                          ========= ========== =========== ============    ============    ===========

(1) Debt forgiveness applied to accumulated deficit and or deficit accumulated during development stage based on period forgiven liabilities were initially incurred.

The accompanying notes are an integral part of these financial statements.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                    Increase (Decrease) In Cash
                                                                 Reentrance Into
                                                                     Development
                                                                        Stage To
                                          Years Ended December 31,  December 31,
                                          ------------------------
                                             2001          2000          2001
                                          ----------    ----------  ------------

Cash flows from operating activities:

  Net income (loss)                       $ (247,532)   $  348,974  $  (287,187)
  Adjustments to reconcile net income
    (loss) to cash flows from
    operating activities:
      Debt forgiveness/cancellation             -         (438,942)    (435,243)
      Stock and warrants issued for
        services                                 550         1,462        2,012
      Donated officer compensation           120,000          -         120,000
      Valuation allowances                     7,604          -           7,604
      Depreciation                             1,946          -           1,946
      Inventory                                   38          -              38
      Indebtedness incurred
        for services and storage                -           55,000      400,000
      Prepaid expenses                         7,282        (7,282)        -
      Accounts payable and
        accrued expenses                        (152)      (14,970)     (10,594)
                                          ----------    ----------    ----------

Cash flows from operating activities        (110,264)      (55,758)    (201,424)
                                          ----------    ----------    ----------

Cash flows from financing activities:

  Stock proceeds                                -           19,888       34,888
  Proceeds of note payable                   102,500        45,013      157,038
                                          ----------    ----------    ----------

Cash flows from financing activities         102,500        64,901      191,926
                                          ----------    ----------    ----------

Increase (decrease) in cash                   (7,764)        9,143       (9,498)

Cash:
  Beginning of year                            9,143          -          10,877
                                          ----------    ----------   -----------
  End of year                             $    1,379    $    9,143   $    1,379
                                          ==========    ==========   ===========

Cash paid for:
   Interest                               $     -       $     -      $     -
                                          ==========   ==========    ===========
   Income taxes                           $    1,081    $     -      $    1,081
                                          ==========   ==========    ===========


Summary of non cash activity:

In 2000 the Company issued common stock and warrants with a fair value of $20,286 as partial settlement of accounts payable and other accrued expenses and note payable - related party.

In 2000 the Company issued common stock and warrants for services totaling
$1,462.

On December 1, 2000, the Company acquired assets, including cash of $19,162, in exchange for 2,000,000 shares of the Company's common stock.

In 2001, $120,000 in value was assigned to donated officer services under SAB
5-T.

         The accompanying notes are an integral part of these financial statements.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company was incorporated on April 1, 1960, under the laws of the State of Minnesota. On September 26, 2000, the Company changed its name to Vital Health Technologies, Inc. Formerly the Company was known as Vital Heart Systems, Inc.

In November 1993, the Company ceased the majority of its operations. At January 1, 1994, the Company was deemed to have reentered the development stage. From 1994 to 1997 the Company had only limited operations as it tried to complete the design and marketing of a non-invasive, stress-free coronary artery disease
(CAD) detection device. In 1997 the Company ceased all operations.

In 1998 and 2000 the Company worked with a Minnesota venture capital firm, Aurora Capital Management, LLC (Aurora) and a Minnesota entity with compatible business operations, Vital Health Technologies, LLC (VHT-LLC) in an effort to revitalize the Company (see Notes 2 and 5). These dealings ultimately led to the acquisition of VHT-LLC's assets on December 1, 2000 (see Note 5).

Risks, Estimates and Uncertainties

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks, Estimates and Uncertainties

     Authorized Number of Shares

The Company enacted a 1 for 10 reverse stock split as reflected in these financial statements (see Note 5). A provision in Minnesota Statutes might require reduction of the authorized shares of the Company from 50,000,000 to 5,000,000 and adjustment of the par value from $.01 to $.10. The ultimate resolution of this matter cannot be determined at this time.

     Inventory

Inventory is recorded at the lower of cost (determined on a first-in, fist-out basis) or market. Inventory levels significantly exceed the Company's current requirements. The estimated loss that management believes is probable is included in the inventory valuation allowance. Due to uncertainties, however, it is at least reasonably possible that management's estimate will change during the next year. That amount cannot be estimated.

Inventory is as follows:
                                              2001         2000
                                            --------     --------

  Finished goods inventory                  $  3,035     $  3,073
  Valuation allowance                         (3,035)        -
                                            --------     --------

                                            $   -        $  3,073
                                            ========     ========

     Furniture and Equipment

Furniture and equipment are recorded at cost. Depreciation is calculated using the straight-line method over estimated useful lives of 2 to 5 years. The Company's ability to utilize these fixed assets in on-going operations is uncertain (see Note 2). The estimated loss that management believes is probable is included in the furniture and equipment valuation allowance. Due to uncertainties, however, it is at least reasonably possible that management's estimate will change during the next year. That amount cannot be estimated.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks, Estimates and Uncertainties (Continued)

     Lender Concentration/Continued Existence

The Company has been fully dependent on VHT-LLC and Aurora for the maintenance of its corporate status and to provide all managerial assistance and working capital support for the Company.

     Continued Existence

Management is uncertain if current agreements will allow it to remain as an operating business (see Note 2).

     Earnings Per Share

The Company implemented FASB 128: Earnings Per Share. Basic EPS excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution from stock options and warrants and is computed using the treasury stock method. Under the treasury stock method stock options and warrants are assumed to have been exercised at the beginning of the period if the exercise price exceeds the average market price during the period. Stock options and warrants are excluded from the EPS calculation due to their antidultitive effect.

     Stock-Based Consideration

The Company has applied the fair value-based method of accounting for employee and nonemployee stock-based consideration and/or compensation in accordance with FASB Statement 123.

     Contributed Services

Management services contributed by a principal stockholder have been reflected at their fair value in the accompanying financial statements in accordance with Staff Accounting Bulletin (SAB) 5-T: Accounting For Expenses or Liabilities Paid By Principal Stockholders.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Comprehensive Income

SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components which will be presented in association with a company's financial statements. Comprehensive income is defined as the change in a business enterprise's equity during a period arising from transactions, events or circumstances relating to non-owner sources, such as foreign current translation adjustments and unrealized gains or losses on available-for-sale securities. It includes all changes in equity during a period except those resulting from investments by or distributions to owners. For the years ended December 31, 2001 and 2000, net income and comprehensive income were equivalent.

     Fair Values

The Company's agreements with Aurora and VHT-LLC (see Note 5) approximated their fair value due to the short-term nature of these financial instruments.

     Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the "liability method" of accounting for income taxes.

NOTE 2 - GOING CONCERN/DEVELOPMENT STAGE COMPANY

On January 1, 1994, the Company was deemed to have reentered the development stage. Since that date the Company has devoted the majority of its efforts to: maintenance of the corporate status; settlement of liabilities; and the search for a viable method of operations and/or merger candidate.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 2 - GOING CONCERN/DEVELOPMENT STAGE COMPANY (Continued)

In 2001 and 2000 the Company has been fully dependent on its stockholders and Aurora for the maintenance of its corporate status and to provide all managerial assistance and working capital support for the Company.

In November 2000, the Company satisfied the last of its judgment creditors (see
Note 6). In October 2000, the Company reached an agreement with VHT-LLC to settle its indebtedness to VHT-LLC for 40,099 shares of the Company's common stock (see Note 6). On December 1, 2000, the Company acquired all of the assets of VHT-LLC for 200,000 shares of the Company's common stock (see Note 6). In 2001, the Company attempted to move forward with development of its core technology (variance cardiography). The Company attempted to raise capital through a private placement or rights offering of the Company's common stock to move forward with product development, but was unsuccessful. Due to the lack of available capital to successfully market variance cardiography, the Company changed its direction in 2001 from trying to market the variance cardiography technology to actively seeking candidates to license or purchase the variance cardiograph technology.

During 2002, management will continue to:

     *    Attempt to raise monies,
     * Maintain the administrative and reporting requirements of a public company,
     * Target and approach potential candidates who will purchase or license the variance cardiography technology, and
     * Position the Company; and pursue potential merger-acquisition opportunities with existing operating companies.

Failure of the company to achieve these goals could result in it being unable to continue as a going concern. No estimate can be made of the range of loss that is reasonably possible should the Company be unsuccessful.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 3 - GAIN ON DEBT CANCELLATION/SETTLEMENT

From 1999 to 2000, the Company successfully negotiated settlements of various obligations for:

* Partial payments
* Equity issuances
* Creditor releases

Other obligations of the Company were statutorily canceled due to the expiration of the statute of limitations on these obligations. At December 1, 2000, these cancellations and or settlements resulted in reduction of the Company's liabilities to only current trade payables.

NOTE 4 - CONVERTIBLE NOTES PAYABLE

In 2001, the Company issued $102,500 in convertible notes payable maturing between January 29, 2002 and October 7, 2002. These notes are unsecured, bear interest at 10% per annum, and are convertible into common stock of the Company at the option of the note holders at a price equal to the next stock offering price.

Certain note holders were also issued warrants (see Note 5).

NOTE 5 - STOCKHOLDERS' EQUITY (DEFICIT)

Authorized Shares/Reverse Split

At the Company's August 28, 2000 Special Meeting of Shareholders, the Company approved Amended and Restated Articles of Incorporation which increased the authorized capitalization of the Company to fifty million (50,000,000) shares of $.01 par value common shares and five million (5,000,000) shares of undesignated stock. At this meeting a one for sixty consolidation of the Company's issued and outstanding shares was also approved. At its December 26, 2001 Board of Directors meeting, the Company approved a reverse split on a 1 for 10 basis effective January 7, 2002.

All references to stockholders' equity (deficit) in the accompanying financial statements have been restated to reflect these amendments retroactively.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 5 - OTHER AGREEMENTS

     Warrants

The Company has issued warrants to purchase its common stock as follows:

                      Shares
                      Under     Exercise
                       Warrant  Price           Exercise Period
                      ------    --------------  -----------------------------
Issued for services

  in 2000 and 2001    17,050    $.49 to $20.00  January 2001 to January 2006
Attachment to

  convertible notes    4,500    $20.00          January 2001 to October 2006
                      ------    --------------

                      21,550    $.50 to $20.00
                      ======    ==============

Other

The Company is obligated to issue 300 post reverse shares to a former creditor.

NOTE 6 - OTHER AGREEMENTS

     Aurora Agreements

In 1997, Aurora Capital Management, LLC (Aurora) agreed to loan the Company $60,000 under a primary note and entered into a business agreement with the Company. These agreements were secured by all of the Company's tangible and intangible assets. This note bore interest at 6% per annum and was due December 30, 1998. The Company defaulted on these agreements and Aurora retained the collateral in satisfaction of these agreements on November 12, 1998.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                      AND THE PERI OD FROM REENTRANCE INTO
                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 6 - OTHER AGREEMENTS (Continued)

     VHT-LLC Agreements

In 1998, the Company entered into similar loans and business management agreements with Vital Health Technologies, LLC (VHT-LLC). VHT-LLC is related to Aurora through common principals. These agreements were also secured by all of the Company's tangible and intangible assets, bore interest at 10%, and matured August 31, 1999.

VHT-LLC expended monies and provided managerial and consulting services under these agreements from 1999 to September 30, 2000 as follows:

Advances to and expenses paid on
  behalf of the Company                       $ 54,538
Staff and consulting charges                    84,500
Storage fees/rent                               11,500
                                             ---------

                                             $ 150,538

On October 27, 2000, the Company reached an agreement to settle its obligation to VHT-LLC for 40,099 shares of the Company's common stock with a fair value of $20,050. The Company recorded a gain on debt forgiveness of $131,214 on this transaction.

On December 1, 2000, the Company acquired all of the assets of VHT-LLC valued at $31,648 in exchange for 200,000 shares of the Company's common stock. The Company accounted for this transaction at VHT-LLC's historical basis in accordance with SAB 48.

Debt Settlement

In November 2000, the Company received notification that its purchase of a judgment against the Company had been approved. Satisfaction of this $244,590 judgment for $20,000 resulted in a gain on debt forgiveness of $224,590 on this transaction.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 7 - OPERATING LEASE

The Company assumed VHT-LLC's office lease at the time of the acquisition of VHT- LLC's assets (see Note 6). In 2001, the Company vacated this space and was able to terminate its obligation under this lease. The Company incurred rent expense of $28,795 in 2001 and $3,372 in 2000.

NOTE 8 - INCOME TAXES

Income taxes consisted of the following:

                                                       2001            2000
                                                     ---------       ---------
   Current:
     Federal                                         $    -          $    -
     State                                                 355            -
                                                     ---------       ---------
                                                           355            -
   Deferred:
     Federal                                              -               -
     State                                                -               -
                                                     ---------       ---------
                                                          -               -
                                                     ---------       ---------

   Income tax benefit (expense)                      $     355       $    -
                                                     =========       =========

The reconciliation between expected federal income tax rates is as follows:

                                          2001                    2000
                                  --------------------   ---------------------
                                  Amount       Percent   Amount        Percent

Expected federal tax              $ (57,000)    (34.0)   $ 119,000        34.0
State income tax, net
 of federal tax benefit             (11,000)     (7.0)      23,000         6.6
Exclusion of debt
 forgiveness from gross
 income under insolvency
 exclusion                            -            -      (178,000)      (50.9)
Valuation of net
 operating loss
 carryforwards                       67,645        41       36,000        10.3
                                  ---------   -------   ---------    ---------

                                  $     355        -    $     -            -
                                  =========   =======   =========    =========

The Company excluded debt forgiveness from gross income for income tax purposes in 1999, and 2000 under the insolvency exception allowed for under IRS Publication 908. Net operating loss carryforwards have been reduced for this exclusion.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO DECEMBER 31, 2001

NOTE 8 - INCOME TAXES (Continued)

Differences between accounting rules and taw laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under SFAS 109, and consisted of the following:

                                                   2001             2000
                                                ----------       ----------
Deferred tax assets:
  Inventory valuation allowance                 $      100       $     -
  Fixed asset valuation
    allowance                                        2,000             -
  Net operating loss
    carryforwards                                3,670,000        3,658,000
                                                ----------       ----------

Gross deferred tax asset                         3,672,100        3,658,000
Valuation allowance                             (3,672,100)      (3,658,000)
                                                ----------       ----------

Net deferred tax asset                                -                -
Deferred tax liability                                -                -
                                                ----------       ----------
Net deferred tax asset
  (liability)                                   $     -          $     -
                                                ==========       ==========



Utilization of these losses is limited under Section 382 of the Internal Revenue Code due to current and historical changes in the Company's ownership. The Company's net operating loss carryforwards are fully allowed for due to questions regarding the Company's ability to utilize these losses before they expire.

                         VITAL HEALTH TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       AND THE PERIOD FROM REENTRANCE INTO

                                DEVELOPMENT STAGE
                     (JANUARY 1, 1994) TO December 31, 2001

NOTE 8 - INCOME TAXES (Continued)

The Company has carryforwards available to offset future taxable income as follows:

                                 Federal                      State
                             NOL        Credits         NOL       Credits
                         -----------   ---------     -----------  ---------

2002                     $   -         $  96,600     $  -         $  10,000
2003                         -            60,700        -            10,000
2004                         -            71,100        -           -
2005                       2,615,000     -              -           -
2006                       1,729,000     -              -           -
2007                       3,295,000     -              -           -
2008                       2,939,000     -              -           -
2009                          14,000     -              -           -
2010                            -        -              -           -
2011                           2,000     -              -           -
2012                            -        -              -           -
2013                          25,000     -              -           -
2014                          50,000     -              -           -
2015                          90,000     -               28,000     -
2016                         121,000     -              121,000     -
                         -----------   ---------    -----------   ---------

                         $10,880,000   $ 228,400    $   149,000   $  20,000
                         ===========   =========    ===========   =========

                         VITAL HEALTH TECHNOLOGIES, INC.

                        1,532,474 Shares of Common Stock

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               June 6, 2002

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) if such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

As permitted under the Minnesota Business Corporation Act, our Articles of Incorporation provide that directors shall have no personal liability to us or to our shareholders for monetary damages arising from breach of the director's duty of care in our affairs. The Minnesota Business Corporation Act does not permit elimination of liability for breach of a director's duty of loyalty to us or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith and acts resulting in an improper personal benefit to the director. Our By-Laws provide that we shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was our director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, in accordance with and to the full extent permitted by, the Minnesota Business Corporation Act.

Reference is made to Item 28 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the "Act").

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

Commission registration fee         $     100
Legal fees and expenses (1)         $  10,000
Accounting fees and expenses (1)    $   5,000
Miscellaneous (1)                   $       0
Total (1)                           $  15,100

(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

On January 30, 2002, we issued 2,000,000 common shares to Focus Tech Investments, Inc. pursuant to an consulting agreement. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933;

In March, 2002, we issued a total of 1,146,250 common shares to Templar Comptier, Ltd. for the payment of $350,000. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

In July 2001, the Company issued 470 shares of common stock to Prudential Securities to correct an error from December of 1996 in which the Company issued a certificate to Prudential Securities but did not record it on the Company shareholder list. The mistake was identified by Prudential Securities when they presented the certificate to the transfer agent to exchange for a post stock split certificate.

In December 2000, the Company issued 2,400,989 shares of restricted common stock to Vital Health LLC in exchange for all of its assets and cancellation of $151,264 in debt owed by the Company. The shares were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The shares were distributed by Vital Health LLC, pro-rata, to its unit owners as follows.

Name                                                   Shares Received

Aurora Capital Management L.L.C.                              2,096,718
William A. and Joyce E. Bezdicheck                               55,322
David Breen                                                      11,064
John Greiber                                                     33,193
Douglas Lennick                                                 110,645
Desta G. Lachner                                                 27,661
Lloyd Woelfle                                                    55,322
Nicholas Strenglis as custodian for
Sara Strenglis under the MN UGMA                                  5,532
Nicholas Strenglis as custodian
for Nicole Strenglis under the MN UGMA                            5,532


From September through December 2000, the Company issued warrants to purchase 110,540 shares of Vital Health's restricted common stock, exercisable on or before five years and at prices ranging from $0.049 to $0.05 per share. All warrants were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The following table provides information on the warrants issued.

                                    Warrant          Exercise          Consideration
Name                                Shares           Price             Paid                               Expiration
SRC Funding                         40,000           $.049             Consulting services                11/26/2005
North Pole Engineering              40,504           $.05              Consulting services                11/06/2005
Mark Ungs                           5,000            $.05              Consulting services                10/31/2005
Lloyd Woelfle                       10,000           $.05              Consulting services                10/26/2005
Dr. Daniel Carey                    5,000            $.05              Consulting services                10/23/2005
Stephen Muscanto                    10,000           $.05              Service as director                10/26/2005

In September 2000 the Company issued a warrant to purchase 14,509 shares at an exercise price of $0.05 to William Wustenberg in exchange for cancellation of a debt in the amount of $18,512. Mr. Wustenberg immediately exercised the warrant. The warrant and shares were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Section 4(2) of the Securities Act.

In September 2000, the Company issued 19,076 shares of restricted common stock in exchange for cancellation of debt owed by the Company. All shares were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The following table provides information on debt cancelled.

Name                                Shares Issued                      Debt Cancelled
Sylvan R. Lewis,M.D.                        250                        $25,100
Alexander M. Rosenfield                     167                        $43,790
Snow Communications,Inc.                    1,400                      $13,539
John A. Halpern                             2,750                      Creditor's attorney's fees

Please note that pursuant to Section 4(2), all shares issued pursuant to this exemption were restricted in accordance with Rule 144 of the Securities Act of 1933. We qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the shares was not involving a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which it sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by
Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT           DESCRIPTION

     3.1(i) Amended and Restated Articles of Incorporation of Vital Heart Systems, Inc.

     3.1(ii) Amended and Restated Articles of Incorporation of Cherne Medical, Inc.

     3.1(iii) Articles of Amendment of Articles of Incorporation of Cherne
              Enterprises, Inc.

     3.1(iv) Certificate of Amendment Restated Articles of Incorpoartion of Cherne Industrial, Inc.

     3.1(v) Chertificate of Amendment of Restated Articles of Incrorpoate of Cherne Test Ball, Inc.

     3.1(vi)  Amended Articles of Incorporation for Cherne Test Ball, Inc.

     3.1(vii) Articles of Incorporation for Cherne Tets Ball, Inc.

     3.2      Restated Byl;aws of Cherne Industries, Inc.

     5.1      Opinion of Anslow & Jaclin LLP

     23.1     Consent of Callahan, Johnston & Associates, LLC

     23.2     Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

     24.1 Power of Attorney (included on page II-6 of the registration statement)

Item 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Oaks, State of Minnesota, on the day of June 6, 2002.

                                  Vital Health Technologies, Inc.


                                  By: /s/ Stephen Muscanto
                                  ----------------------------------
                                          STEPHEN MUSCANTO
                                          Director

                                POWER OF ATTORNEY

     The undersigned directors and officers of Vital Health Technologies, Inc. hereby constitute and appoint Stephen Muscanto, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                     DATE


/s/ Stephen Muscanto                Director                  June 6, 2002
------------------------------
Stephen Muscanto

/s/ Lloyd Woelfle                   Director                 June 6, 2002
------------------------------
Lloyd Woelfle